As filed with the Securities and Exchange Commission on November 8, 2002
                           Registration No. 333-97295


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             SUN NETWORK GROUP, INC.
             (Exact name of registrant as specified in its charter)


FLORIDA                                                      65-024624
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)


                         1440 Coral Ridge Drive, # 140,
                             Coral Springs, FL 33071
                                 (954) 360-4080
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                          T. JOSEPH COLEMAN, PRESIDENT
                         1440 Coral Ridge Drive, # 140,
                             Coral Springs, FL 33071
                                 (954) 360-4080
            (Name, address, including zip code, and telephone number
                   including area code, of agents for service)
                      ____________________________________

                                   Copies to:
                             Stephen J. Thomas, Esq.
                                The Thomas Group
                           416 Main Street, Suite 1112
                                Peoria, IL 61602


  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                              CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                                                            Amount of
  Title of each class of        Amount to be          Proposed maximum             Proposed maximum        registration
securities to be registered    registered (1)     offering price per unit (2)   aggregate offering price     fee (4)
---------------------------   -----------------   ---------------------------   ------------------------   ------------
       Common Stock,
      .001 par value          76,351,513 Shares            $.015 (2)                  $1,149,773              $105.78
   underlying debentures

       Common stock,
      .001 par value           1,500,000 Shares            $.15 (3)                     $225,000               $20.70
  underlying warrants(3)

           Total              78,151,513 Shares                                        1,374,773              $126.48
=======================================================================================================================

----------------------

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants.

For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures and upon exercise of the warrants as limited by the number of shares the Company is authorized to issue under its Certificate of Incorporation. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. Should the conversion price of the secured convertible debentures result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee. The registration fee is calculated in accordance with Rule 457(c) based upon $.015, which is the average of the bid and asked prices of our common stock reported on the OTC Bulletin Board on October 30, 2002.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with rule 456(g). As provided in that Rule, the offering price of the shares underlying the warrants is deemed to be the exercise price, which is higher that the fluctuating market price of the underling common stock. (4) A registration fee of $331.20 was previously paid at the time of the initial filing of this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


            PROSPECTUS SUBJECT TO COMPLETION; DATED NOVEMBER 5, 2002

                        78,151,513 SHARES OF COMMON STOCK

                                       OF

                             SUN NETWORK GROUP, INC.


This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 78,151,513 shares of our common stock, all of which are issuable upon the conversion of our 12% secured convertible debentures and the exercise of warrants. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive any of the proceeds from the sales of shares by the selling stockholders but we may receive funds from the exercise of their warrants. We have agreed to pay the costs of registering the shares under this prospectus, including legal and accounting fees.

Our common shares are traded on the Over-The-Counter Bulletin Board under the symbol "SNNW". The last reported sale price of our common shares on the OTC Bulletin Board on November 4, 2002 was $0.035 per share.

OUR COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 BEFORE YOU DECIDE TO PURCHASE ANY COMMON STOCK.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this Prospectus is  ______________.

                                TABLE OF CONTENTS


Prospectus Summary .........................................................   1

The Offering ...............................................................   2

Selected Financial Data ....................................................   7

Risk Factors ...............................................................   8

Forward-Looking Statements .................................................  14

Use Of Proceeds ............................................................  14

Market For Common Equity And Related Stockholders Matters ..................  15

Management's Discussion And Analysis Of Financial Condition And
Results Of Operations ......................................................  16

The Company ................................................................  19

Directors, Executive Officers, Promoters And Control Persons ...............  23

Executive Compensation .....................................................  24

Security Ownership Of Certain Beneficial Owners And Management .............  25

Certain Relationships And Related Transactions .............................  26

Selling Stockholders .......................................................  26

Plan Of Distribution .......................................................  29

Description Of Securities ..................................................  32

Disclosure Of Commission Position On Indemnification For Securities
Act Liabilities ............................................................  33

Where You Can Find Additional Information ..................................  34

Legal Matters ..............................................................  34

Experts ....................................................................  34

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THIS OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY", "WE", "US" AND "OUR" REFER TO SUN NETWORK GROUP, INC., A FLORIDA CORPORATION.


                               PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our business and our financial statements and the related notes appearing elsewhere in this prospectus.

OUR COMPANY

We are a Company that is developing new media businesses that we have acquired or will be attempting to acquire. We operate a wholly owned subsidiary the RadioTV Network, Inc ("RTV") and WE HAVE ENTERED INTO A PARTNERSHIP AGREEMENT WITH SPORTS BYLINE USA, L.P. TO CREATE, OWN AND OPERATE A NEW RADIO NETWORK, RADIO X. RTV HAS NOT PRODUCED OR DISTRIBUTED ANY PROGRAMS FOR OVER A YEAR; HOWEVER, THE COMPANY INTENDS TO DEVELOP, PRODUCE AND DISTRIBUTE NEW PROGRAMS DURING THE REMAINDER OF THIS YEAR AND THROUGHOUT FISCAL 2003 AND TO PURSUE ADDITIONAL STRATEGIC BUSINESS COMBINATIONS AND OTHER POSSIBLE BUSINESS OPPORTUNITIES DURING THE SAME TIME FRAME.


We were incorporated in June 1991 as Sun Express Group, Inc and owned and operated Destination Sun Airlines until its principal assets were sold to Air Tran Holdings in 1994. The Company was inactive until acquiring the assets of RTV, via merger on July 16, 2001, after which the Company's name was changed to Sun Network Group, Inc. We also have ENTERED INTO A PARTNERSHIP AGREEMENT DATED SEPTEMBER 5, 2002 TO OWN AND OPERATE A NEW RADIO NETWORK, RADIO X NETWORK, WITH SPORTS BYLINE USA, L.P.

The Company has only one full-time employee and has an accumulated deficit of $575,828 as of year ending December 31, 2001 and a net loss of $131,301 for the six months ending June 30,2002. The Company does not expect to be profitable for, at least, another year and the Company's auditors have issued a "going concern" opinion in connection with the audit of the Company's financial statements for the fiscal year ended December 31, 2001.

We have offices at 1440 Coral Ridge Drive #140, Coral Springs, Florida 33071, tel no. 954-360-4080 and offices at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA. 90036. We maintain an Internet web site at http://www.sunnetworkgroup.com and rtvnet.com. Information contained on our web site is for informational purposes only and is not incorporated by reference into the registration statement of which this prospectus is part.


                                  THE OFFERING


NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING PRIOR
TO THIS OFFERING                    22,148,487 shares (1)



COMMON STOCK OFFERED BY
SELLING STOCKHOLDERS                up to 76,351,513 shares, includes 200% of
                                    the shares underlying the (i) $750,000 of convertible debentures based on a conversion price of $0.01 per share of our common stock, assuming full conversion of the convertible debentures and limited by the number of shares the Company is authorized to issue under its Certificate of Incorporation and (ii) warrants to purchase
                                    750,000 shares of our common stock, assuming full exercise of the warrants.


USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus; however, we will receive estimated gross proceeds of up to $112,500 if the selling stockholders exercise warrants to purchase an aggregate of 750,000 shares of our common stock covered by this prospectus, based on $.15, the exercise price for the warrants. Of the warrants to purchase an aggregate of 750,000 shares of our common stock that may be exercised, warrants to purchase 500,000 shares of our common stock have been issued and warrants to purchase 250,000 shares of our common stock are to be issued only after the effectiveness of this registration statement. We currently intend to use such net proceeds, if any, for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

The offering of our shares of common stock is being made by certain of our stockholders who wish to sell their shares. Sales of our common stock may be made by the selling stockholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

RISK FACTORS

There are substantial risks involved in investing in our company. For a discussion of certain factors you should consider before buying shares of our common stock, see the section entitled "Risk Factors".

OTC BULLETIN BOARD SYMBOL      "SNNW"
______________

(1) Such figure does not include shares of our common stock to be issued upon exercise of outstanding warrants and upon conversion of outstanding convertible debentures.


OUR SECURITIES PURCHASE AGREEMENT


On June 27, 2002, we entered into a securities purchase agreement with an investment group to raise up to $750,000 through the sale to the investors of our 12% secured convertible debentures with warrants to purchase up to 750,000 shares of our common stock. Upon execution of the securities purchase agreement, the investors purchased $250,000 in principal amount of our 12% secured convertible debentures with related warrants to purchase 250,000 shares of our common stock. On August 8, 2002, pursuant to the terms of the securities purchase agreement, the investors purchased an additional $250,000 of the 12% convertible debentures and warrants to purchase 250,000 shares of our common stock in connection with the initial filing of this registration statement with the Securities and Exchange Commission (SEC). Under the terms of the securities purchase agreement, the investors are obligated to purchase the remaining $250,000 of the 12% debentures and warrants to purchase 250,000 shares of our common stock within ten days of the date this registration statement is declared effective by the SEC and upon satisfaction of additional conditions by the Company.

The additional conditions that must be satisfied by the Company prior to the purchase by the investors of the remaining convertible debentures and warrants consist of the following: (i) the Company's representations and warranties contained in the securities purchase agreement must be true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the securities purchase agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the convertible debentures and warrants have been authorized for quotation on the Over-The-Counter Bulletin Board (OTCBB) and trading in our common stock on the OTCBB has not been suspended by the SEC or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company's capitalization and the truthfulness and correctness of its representations and warranties in the securities purchase agreement.

         The securities purchase agreement also contains covenants and representations and warranties of the investors and the Company that are customary in transactions of this type. In particular, the Company has agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. Furthermore, the Company has agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants during the period beginning on June 27, 2002 and ending on the later of (i) March 27, 2003 and (ii) one hundred eighty days (180) from the date the registration statement is declared effective by the SEC, subject to certain exceptions.

         Under the terms of the securities purchase agreement, in the event the Company breaches one or more of its covenants or representations or warranties, the Company may be obligated to pay to the investors liquidated damages equal to three percent (3%) of the outstanding debentures per month ($22,500 per month based upon $750,000 of debentures outstanding), prorated for partial months, in cash or unregistered shares of common stock (issued at a price equal to the conversion price of the debentures determined as of the time of payment), at the option of the investors, for such time that the breach remains uncured.


         If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 12% secured convertible debentures or the related warrants.

  The secured convertible debentures bear interest at 12% per annum and mature on one year from the date of issuance. The 12% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 12% debentures and its affiliates own more than 4.9% of our outstanding common stock. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 12% debentures, is the lesser of


         o fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

         o        a fixed conversion price of $.15.



We are be obligated to pay a penalty of $2,000 per day to the investors if we fail to deliver the shares of our common stock issuable upon a conversion of the debentures within two business days following the receipt of the investors' notice of conversion.

The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted by the conversion price. For example, assuming conversion of $750,000 of debentures on November 1, 2002, a conversion price of $0.01 per share, the number of shares issuable, ignoring the 4.9% limitation discussed above, upon conversion would be:

                       $750,000/ $0.01 = 75,000,000 shares

         The conversion price of the debentures may be adjusted in certain circumstances such as if we distribute a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders' ownership. Also, the debentures contain typical anti-dilution provisions in connection with our issuance of shares of our common stock or any rights, options, warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTCBB.

         The debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables.

 OUR COVENANTS WITH THE 12% DEBENTURE HOLDERS

We may not, without the prior written consent of our 12% debenture holders, do any of the following:

         o pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

         o redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

         o incur any indebtedness, except to trade creditors or financial institutions incurred in the ordinary course of our business or to pay the 12% debentures;

         o sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

         o lend money, give credit or make advances to any person or entity except in the ordinary course of our business (to a maximum of $100,000); and


DESCRIPTION OF WARRANTS


The warrants purchased by the investors on June 27, 2002 entitle the investors to purchase 250,000 shares of our common stock at an exercise price equal to $0.15 per share. THE INVESTORS PURCHASED ADDITIONAL WARRANTS ON AUGUST 8, 2002 THAT ENTITLE THEM TO PURCHASE 250,000 ADDITIONAL SHARES OF OUR COMMON STOCK UNDER THE SAME TERMS AS THE WARRANTS PURCHASED BY THE INVESTORS ON JUNE 27, 2002. THE INVESTORS ARE OBLIGATED TO PURCHASE ADDITIONAL WARRANTS HAVING THE SAME TERMS AS THE WARRANTS PREVIOUSLY ISSUED TO PURCHASE 250,000 SHARES OF OUR COMMON STOCK WITHIN TEN DAYS OF THE DATE THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE SEC AND SATISFACTION OF ADDITIONAL CONDITIONS BY THE COMPANY.

The warrants expire three years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue shares of our common stock on any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.


REGISTRATION RIGHTS AGREEMENT WITH THE INVESTORS


Simultaneously with the execution of the securities purchase agreement, we entered into a registration rights agreement with the investors. Under the registration rights agreement, if the registration statement relating to the securities offered by this prospectus is not declared effective by the SEC on or before September 25, 2002, we are obligated to pay a registration default fee to the 12% debenture holders equal to the principal of the debenture outstanding multiplied by .02 multiplied by the sum of the number of months that the registration statement is not yet effective (or on a pro rata basis). For example, if the registration statement becomes effective one (1) month after the end of such ninety-day period, we would pay $7,500 for each $250,000 debenture outstanding. If thereafter, sales could not be made pursuant to the registration statement for an additional period of one (1) month, we would pay an additional $7,500 for each $250,000 of outstanding debenture principal amount. However, the investors have not notified us regarding the payment by us of any registration default fee.


SELECTED FINANCIAL DATA


         The following information is taken from our audited financial statements as of December 31, 2001 and our unaudited statements as of June 30, 2002. The financial information set forth below should be read in conjunction with the more detailed financial statements and related notes appearing elsewhere in this prospectus and should be read along with the section entitled Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                            Six Months         Year Ended
                                            Ended June         December 31,
                                            30, 2002           2001
                                            ----------         ------------
SUMMARY OPERATING DATA
---------------------------------
Total Revenues. . . . . . . . . .                  $0                $ 0
Expenses. . . . . . . . . . . . .            $245,401           $200,135
Other Income. . . . . . . . . . .                   -            $35,200
Net Loss. . . . . . . . . . . . .            $245,401           $164,935
Net Loss Per Common Share . . . .               $0.01              $0.01


BALANCE SHEET DATA
---------------------------------
Cash . . . . .  . . . . . . . . .            $224,070             $5,321
Total Assets. . . . . . . . . . .             279,270             40,521
Total Liabilities . . . . . . . .             416,280            107,950
Shareholders' equity (deficiency)            (137,010)            67,429

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. ALL OF THE MATERIAL RISKS OF THIS INVESTMENT ARE DESCRIBED HEREIN.

WE HAVE NOT EARNED MEANINGFUL REVENUES AND WE HAVE HAD LOSSES SINCE OUR INCEPTION. WE EXPECT LOSSES TO CONTINUE IN THE FUTURE AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.


We had a loss of $245,401 for the six months ended June 30, 2002. We incurred operating losses of $200,135 forthe fiscal year ended December 31, 2001 AND WE ANTICIPATE INCURRING ADDITIONAL LOSSES IN FISCAL 2002 AND 2003. Because we increased our program development and acquisition activities, we anticipate that we will incur AT LEAST $500,000 IN operating expenses in 2002 AND 2003 in connection with continued development of our proposed programs and acquisitions, and expect these expenses will result in continuing and, perhaps, significant operating losses until such time, if ever, that we are able to achieve adequate revenues. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to develop and distribute our programs, and complete our acquisitions. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. WE ARE NOT CURRENTLY GENERATING MEANINGFUL REVENUES AND, UNLESS WE RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO CONTINUE OPERATING BEYOND FISCAL 2003.


WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE FOR OUR OPERATIONS AND IF WE ARE UNABLE TO SECURE SUCH FINANCING, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS.


Future events, including the problems, delays, expenses and difficulties frequently encountered by companies, may lead to cost increases that could make our funds, if any, insufficient to support our operations beyond FISCAL 2003. We may seek additional capital, including an offering of our equity securities, an offering of debt securities or obtaining financing through a bank or other entity. We have not established a limit as to the amount of debt we may incur nor have we adopted a ratio of our equity to a debt allowance. If we need to obtain additional financing, there is no assurance that financing will be available from any source, that it will be available on terms acceptable to us, or that any future offering of securities will be successful. Furthermore, the Company has agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants during the period beginning on June 27, 2002 and ending on the later of (i) March 27, 2003 and
(ii) one hundred eighty days (180) from the date the registration statement is declared effective by the SEC, subject to certain exceptions. If additional funds are raised through the issuance of equity securities, there may be a significant dilution in the value of our outstanding common stock. Our business, financial condition and results of operations could suffer adverse consequences if we are unable to obtain additional capital when needed.


THE LOSS OF OUR KEY EMPLOYEES MAY ADVERSELY AFFECT OUR GROWTH OBJECTIVES.

Our success in achieving our growth objectives depends upon the efforts of our top management team including the efforts of Mr. Coleman. The loss of the services of this individual may have a material adverse effect on our business, financial condition and results of operations. We can give no assurance that we will be able to maintain and achieve our growth objectives should we LOSE this individuals' services.

OUR CURRENT AND POTENTIAL COMPETITORS, MANY OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO, MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY CAUSE DEMAND FOR OUR PROGRAMS AND BUSINESSES TO DECLINE.

The network and syndicated television industry, as well as other businesses we intend to compete in, is vast, very competitive and dominated by major media conglomerates and others who have longer operating histories and substantially greater financial, production and distribution resources than we do. We expect our competitors to intensify as the industry expands through digital technologies and as the Internet continues to grow. Existing or future competitors my develop or offer networks, programs, events and products that are comparable or superior to ours, which could adversely effect our businesses, results of operation and financial condition.

In the television and live event business the commercial success of any program or event is often dependent upon factors beyond the control of the Company including, but not limited to, market acceptance of the program or event, the ability of the Company to secure distribution, production or venue facilities, the continuity of talent and production personnel, adequate production, promotion and marketing expenditures, the ability to control costs of production, promotion and distribution, the ability to sell advertising, secure sponsorships and collect revenues, the ability to continue to develop new programs and events, general market conditions, capitalization the ability to secure new distribution, promotion or productions or a lack of acceptance of the programs or events.

We intend to initially produce our programs and events in a conservative manner and distribute and develop on a local and regional basis. We do not have any current contractual agreements for distribution of our programs and there can be no assurances that we will be able to secure distribution in the future.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS, TRADEMARKS AND PROPRIETARY AND/OR NON-PROPRIETARY RIGHTS, AND, WE MAY INFRINGE UPON THE PATENTS, COPYRIGHTS, TRADEMARKS AND PROPRIETARY RIGHTS OF OTHERS.

IF THE COMPANY DOES NOT SECURE LICENSES TO THIRD PARTY MATERIAL FOR ITS PROGRAMS, there is no assurance that we will be able to prevent competitors from using the same or similar names, marks, concepts or appearances or that we will have the financial resources necessary to protect our marks against infringing use.


Our own licensees in the entertainment industry might also, inadvertently or intentionally, infringe upon the trademarks or copyrights of others, exposing us to civil liability.


WE MAY, IN THE FUTURE, ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK WHICH WOULD REDUCE INVESTORS PERCENT OF OWNERSHIP AND MAY DILUTE OUR SHARE VALUE.

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, par value $.001 per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

SHARES OF OUR TOTAL OUTSTANDING SHARES THAT ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE FUTURE COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.


As of November 1, 2002, we had 22,148,487 shares of our common stock issued and outstanding of which 18,348,267 shares are restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.


The amount of "restricted securities" which a person who is not an affiliate of our company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of our Common Stock.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER OF OUR COMMON STOCK WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS OR HER INVESTMENT FROM AN APPRECIATION, IF ANY, IN THE MARKET PRICE OF OUR COMMON STOCK.

We have never paid, and have no intentions in the foreseeable future to pay, any cash dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

THE APPLICATION OF THE "PENNY STOCK REGULATION" COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if such securities maintain a market price of $5.00 or greater. We can give no assurance that the price of our securities will reach or maintain such a level.

THERE IS UNCERTAINTY AS TO OUR CONTINUATION AS A GOING CONCERN.


Our audited financial statements for the fiscal year ended December 31, 2001, reflect a net loss of $164,935. THE COMPANY HAS AN ACCUMULATED DEFICIT AS OF DECEMBER 31, 2001 OF $575,828 AND ANTICIPATES ADDITIONAL OPERATING LOSSES THROUGH FISCAL 2003, WHICH HAS REQUIRED OUR AUDITORS TO ISSUE A GOING CONCERN OPINION IN CONNECTION WITH THEIR AUDIT OF THE COMPANY'S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. These conditions raise substantial doubt about our ability to continue as a going concern if sufficient additional funding is not acquired or alternative sources of capital developed to meet our working capital needs.


SALES OF OUR COMMON STOCK BY THE HOLDERS OF THE CONVERTIBLE DEBENTURES AND WARRANTS MAY LOWER THE MARKET PRICE OF OUR COMMON STOCK AND PURCHASERS OF COMMON STOCK MAY EXPERIENCE SUBSTANTIAL DILUTION.

         As of November 1, 2002, $500,000 principal amount of secured convertible debentures were issued and outstanding. The debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the then current conversion price. If converted on November 1, 2002, the debentures would have been convertible into approximately 75,000,000 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock. THE DEBENTURES CONVERT AT A DISCOUNT EQUAL TO 50% OF THE AVERAGE OF THE THREE LOWEST TRADING PRICES IN THE 20 DAYS PRECEDING CONVERSION. Purchasers of common stock willexperience substantial dilution of their investment upon conversion by the investors of a material portion of the debentures. The debentures are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the debentures may be converted are being registered pursuant to this registration statement.

         As of November 1, 2002, warrants to purchase 500,000 shares of common stock issued to the purchasers of the debentures were outstanding. These warrants are exercisable over the next three years at an exercise price of $.15 per share which price may be adjusted from time to time under certain antidilution provisions. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

         As of November 1, 2002, no shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the debentures, and an additional 76,351,513 shares of common stock were reserved for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the debentures. As of November 1, 2002, there were 22,148,487 shares of common stock outstanding. Of these outstanding shares, 3,800,220 shares were freely tradeable without restriction under the Securities Act of 1933, as amended, unless held by affiliates.

Our 12% convertible debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the lesser of the (a) then current variable conversion price and (b) $.15 per share. If converted on November 1, 2002, the $750,000 principal amount of debentures would have been convertible into 75,000,000 shares of our common stock. If an aggregate of $750,000 in the principal amount of our debentures and 750,000 warrants were exercised on November 1, 2002, they would have equaled 75,750,000 shares of our common stock. Pursuant to the terms of the transaction, however, the number of convertible debentures could prove to be significantly greater in the event of a decrease in the trading price of our common stock. The following table presents the number of shares of our common stock that we would be required to issue as of November 1, 2002 and the number of shares we would be required to issue if our common stock declined by 50% or 75%:

                                     As of            50%            75%
                                   November 1,      Decline        Decline
                                   -----------    -----------    -----------
Conversion price per share:           $0.01         $0.005         $0.0025


Total warrant and convertible       75,750,000    150,750,000    300,750,000


PERCENTAGE OF TOTAL OUTSTANDING        4.9%           4.9%           4.9%
SHARES (ASSUMING INVESTORS DO
NOT  WAIVE THE 4.9% LIMITATION)


PERCENTAGE OF TOTAL OUTSTANDING       77.4%          87.2%          93.1%
SHARES (ASSUMING INVESTORS
WAIVE THE 4.9% LIMITATION)


The 750,000 warrants issued in connection with our 12% convertible debentures are exercisable any time before the third anniversary date of issuance at an exercise price per share equal to $.15

A DEFAULT BY US UNDER OUR 12% DEBENTURES WOULD ENABLE THE HOLDERS OF OUR 12% DEBENTURES TO TAKE CONTROL OF SUBSTANTIALLY ALL OF OUR ASSETS.

Our 12% debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables. A default by us under the 12% debentures would enable the holders to take control of substantially all of our assets. The holders of our 12% debentures have no operating experience in the industry that could force us to substantially curtail or cease our operations.


THE COMPANY'S FAILURE TO COMPLY WITH THE TERMS OF THE CONVERTIBLE DEBENTURES COULD LEAD TO AN ASSESSMENT OF LIQUIDATED DAMAGES BY THE HOLDERS OF THE CONVERTIBLE DEBENTURES AND WARRANTS.

While the Holders of the Convertible Debentures and Warrants have not notified the Company of a default to date, the Company's failure to make this registration effective could result in the assessment of liquidated damages in the amount of $15,000 per month against the Company.


OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

Our certificate of incorporation and by-laws provide that we indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in such officer's or director's respective managerial capacity unless such officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction. Our certificate of incorporation and by-laws also provide for the indemnification by us of our officers and directors against any losses or liabilities incurred as a result of the manner in which such officers and directors operate our business or conduct our internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

 FORWARD-LOOKING STATEMENTS

 You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends", "may", "will", "continue", "estimate" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.

 USE OF PROCEEDS

 We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. We will receive estimated gross proceeds of up to $112,500 if the selling stockholders exercise warrants to purchase an aggregate of 750,000 shares of our common stock covered by this prospectus. IF THE COMPANY RECEIVES NOMINAL (10%) PROCEEDS FROM THE EXERCISE OF WARRANTS THEY WILL BE APPLIED AND USED FOR WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. IF THE COMPANY RECEIVES A MID-POINT(50%) OF PROCEEDS FROM AN EXERCISE OF WARRANTS THEY WILL BE APPLIED AND USED FOR WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. IF THE COMPANY RECEIVES THE MAXIMUM (100%) PROCEEDS FROM THE EXERCISE OF WARRANTS THEY SHALL BE APPLIED AND USED FOR GENERAL CORPORATE PURPOSES.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

PRICE RANGE OF OUR COMMON STOCK

On December 26, 2001 our common stock was authorized to trade on the over-the-counter market with quotations available on the OTC Electronic Bulletin Board under the symbol "SNNW." No trades occurred until January 3, 2002.

The following table sets forth the range of high and low bid quotations of our common stock for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions, and may not represent actual transactions.


                                    HIGH                      LOW
2002                                -----                     ----

First Quarter                       $1.55                     $.56
Second Quarter                      $ .67                     $.07
Third Quarter                       $ .27                     $.05
Fourth Quarter                      $ .06                     $.015


SECURITY HOLDERS


At November 1, 2002, there were 22,148,487 shares of our common stock outstanding, which were held of record by approximately 347 stockholders, not including persons or entities who hold the stock in nominee or "street" name through various brokerage firms.


DIVIDENDS

We have not paid a dividend since our incorporation. Our Board of Directors may consider the payment of cash dividends, dependent upon the results of our operations and financial condition, tax considerations, industry standards, economic considerations, regulatory restrictions, general business factors and other conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company acquired all of the assets of RadioTV Network, Inc ("RTV") on July 16, 2001 in a transaction treated as a "recapitalization" OF RTV. RTV has been developing and operating, for the past few years, a new television network that produces and distributes TV adaptations of top rated radio programs. The Company's wholly owned subsidiary RTV has not produced or distributed any programs for over 1 year as the Company has concentrated its efforts on raising capital to pursue further development of the network and to acquire compatible businesses and assets.


On September 5, 2002 the Company entered into a partnership agreement with Sports Byline USA, L.P. to create, market and distribute a new radio network, RADIO X NETWORK. Based upon the company's ownership percentage the Company intends to account for the partnership operations using the consolidation method. On September 3, 2002 the Company terminated its option agreement and plan of merger with Live Media Enterprises, Inc.

The Company further intends to develop and expand RTV and is also planning on acquiring and affiliating with other media related entities, such as Sports Byline USA, the company requires capital for these purposes and has completed a private placement in March 2002 and has entered into an agreement with four private institutional investors for the issuance of secured convertible debentures as of June 2002. The Company believes that this aggregate financing will be adequate to fund its business objectives through fiscal 2003. The Company may require additional capital in order to operate beyond 2003 and there is no certainty that the Company will be successful in raising any additional funds.

In late March 2002 the Company completed a private placement with an individual investor for $82,390 in exchange for the issuance to the investor of 183,088 shares of the Company's common stock. On June 27, 2002 the Company entered into agreement with four institutional investors for a secured convertible debenture in the aggregate principal amount of $750,000. As of August 9, 2002 the Company had received the first two tranches of this funding, totaling $500,000, and the company anticipates satisfying all requirements necessary to complete the full financing. The Company expects to incur approximately $28,000 in legal, accounting and printing fees and costs in connection with the funding.


In April 2002 the Company, via a third party International corporate relations firm, The Geneva Group, applied for a listing to trade the Company's common stock on the 3rd Segment of the Frankfort, Germany Stock Exchange. As of the end of June 2002 the Company's application was still pending.


Also in April 2002, the Company entered into a Consulting Agreement with the N.I.R. Group, LLC ("NIR") for NIR to advise the Company's management on business, strategic and commercial matters. The term of the agreement is for THREE months and the consulting fee to NIR is $11,700 per month plus 100,000 shares of the Company's common stock per month. In July the Company entered into Agreement with NIR for an additional three month term under the same conditions.

In June 2002 the Company agreed to co-release a DVD and Video entitled "A Pair of Lips Now!" which is a "best of" compilation from the Company's "Mancow TV" programs. The Company intends to support the marketing of the Video with certain pre-paid TV media from the Company's inventory.

On June 28, 2002 the Company entered into agreement with Live Media Enterprises, Inc ("Live"), an independent producer of consumer lifestyle events, to acquire all of Live's business and assets.

On September 3, 2002 the Company notified live that it was electing not to proceed with its acquisition of live and that it was terminating its agreement. The company has made loans to live in the aggregate amount of $56,000. The loans are secured by all of the principal assets of live and the loans are personally guaranteed by live's principal officer and shareholder.

On September 5, 2002 the Company entered into a partnership agreement with Sports Byline Usa, L.P. to create and operate the RADIO X Network, a new nationally syndicated radio network. Sports Byline Usa is contributing programming, ad and affiliate sales, studio and office facilities and management services to the partnership. The company is contributing programming, management services and $100,000 in cash to the partnership.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000


In fiscal year 2001 the Company incurred a net loss of $164,935 compared to a net loss of $113,483 for the year ending December 31, 2000. In 2001 the Company's subsidiary, RTV, reduced operational, film and exploitation expenses as it discontinued the broadcast and syndication of its principal program in anticipation of changing broadcast outlets and its merger with the Company. The Company's continuing operations and financial results for the year reflect these changes.



LIQUIDITY AND CAPITAL RESOURCES

The Company has had no sales or revenues and has had minimal operating expenses for the past year. Pending completion of it Secured Convertible Debenture, the Company plans to expand its operations, productions and distribution and anticipates generating revenues in the 3rd and 4th Quarters of 2002.

The Company's ability to develop its operations and expand its business is dependent upon the Company generating sales and revenues and securing additional capital financing.



RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2001

The Company incurred a net loss of $245,401 for the six months ended June 30, 2002 compared to a net loss of $66,582 for the six months ended June 30, 2001. The increase in net loss reflects the Company's increase in compensation expense and increase in consulting expense of which $84,000 relates to the value of 300,000 common shares issued to a consultant. The Company did not generate any revenues for the six months ended June 30, 2002.

The Company's operating expenses increased to $245,401 for the six months ended June 30, 2002 from $101,782 for the six months ended June 30, 2001. This increase reflects the Company's increased compensation under an employment agreement and consulting expenses discussed above.

The Company is not aware of any material trend, event or capital commitment, which would potentially adversely affect liquidity. The Company has agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants during the period beginning on June 27, 2002 and ending on the later of (i) two hundred seventy days (270) from the closing date and (ii) one hundred eighty days (180) from the date the registration statement is declared effective by the SEC, subject to certain exceptions. Also, if the investors convert a material portion of their convertible debentures, then the investment of the owners of our common stock will be substantially diluted. Accordingly, the limitations on obtaining additional equity financing and the possibility of substantial dilution to owners of our common stock upon the conversion of a material portions of their debentures may make obtaining additional equity financing difficult.THE COMPANY BELIEVES THAT, AS A RESULT OF ITS FINANCINGS IN 2002 AND ANTICIPATED REVENUES, IT WILL HAVE SUFFICIENT FUNDS TO OPERATE THROUGH FISCAL 2003 ; HOWEVER THERE IS NO CERTAINTY THAT THE COMPANY WILL BE SUCCESSFUL IN RAISING ANY ADDITIONAL FUNDS.

OTHER

Except for historical information contained in this prospectus, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. Investors are directed to consider, among other items, the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.


                                   THE COMPANY

GENERAL

We are a Company that is developing new media businesses that we have acquired or will be attempting to acquire. We operate a wholly owned subsidiary, the RadioTV Network, Inc ("RTV"), and we have ENTERED INTO AN AGREEMENT TO CREATE AND OPERATE THE RADIO X NETWORK ("RADIO X"). RTV is a start-up, new television network that intends to produce and distributed TV versions of top rated radio programs. RADIO X IS A NEW, NATIONALLY SYNDICATED RADIO NETWORK THAT WILL DEVELOP, PRODUCE AND SYNDICATE RADIO PROGRAMS TO A YOUNG MALE DEMOGRAPHIC.

We were incorporated in June 1991 as Sun Express Group, Inc and owned and operated Destination Sun Airlines until its principal assets were sold to Air Tran Holdings in 1994. The Company was inactive until acquiring the assets of RTV, via merger on July 16, 2001, after which the Company's name was changed to Sun Network Group, Inc. WE ENTERED INTO A PARTNERSHIP AGREEMENT WITH SPORTS BYLINE USA, L.P. TO FORM RADIO X ON SEPTEMBER 5, 2002.


BUSINESS AND ACQUISTION STRATEGY

The Company plans to acquire wholly owned subsidiary which are late-stage development companies or established businesses with a focus on media and communication based companies. The Company plans to expand its subsidiary portfolio to include a wide range or media and communication related business that it deems would most effectively maximize shareholder value.

The Company currently owns one subsidiary, RadioTV Network, Inc., and has an agreement TO OPERATE RADIO X.

The Company is currently negotiating to acquire a nationally syndicated sports talk radio network and has had exploratory talks with several other businesses.

OPERATIONS

         RADIOTV NETWORK

A wholly owned subsidiary of the Sun Network Group, Inc., RadioTV Network, Inc. is a new television network that will exclusively produce and broadcast television versions of existing, established radio programs.

Rather than focusing on sports, music or Hollywood gossip, RTV will attempt to carve a new niche in television entertainment programming as the first television network to exclusively feature popular radio programs.

RTV shows will be initially distributed via local broadcast stations in the radio shows' originating markets, regionally syndicated in additional markets (primarily where the radio shows are syndicated or known), via Webcast on the company's RTVNET.com Internet site and, when sufficient programming is produced, via a nested launch on an existing digital satellite channel to cable and DBS (DIRECT BROADCAST SATELLITE) households. RTV expects to broadcast via its own satellite transponder by 2004. Most of RTV's programs will be produced on a daily basis (Monday - Friday), in standard half-hour on one-hour formats, usually within 48 hours of the original radio broadcast. In conducting these broadcasts, RTV installs fully equipped television studios adjacent to the radio program booths. These studios are equipped with state-of-the-art robotic cameras and computerized editing and switching systems, which are operated by full-time RTV personnel.

In order to most effectively grow the company, management has implemented a two-phase business plan. Phase One will focus on the production and distribution of up to eight programs into local and regional broadcast markets, while Phase Two calls for aggressive expansion of an additional thirty (30) programs and a full, 24-hour satellite-delivered feed to complement the company's local, regional and Webcast distribution. PHASE ONE WILL TAKE ABOUT TWO YEARS AND ABOUT $500,000 NET CASH TO IMPLEMENT. PHASE TWO WILL COMMENCE WHEN RTV'S INITIAL BUSINESS MODEL IS COMPLETED AND PROVIDING OPERATIONAL CASH FLOW.

RTV has test-marketed two programs. The first of these programs was QUINN IN THE MORNING...@ NIGHT, which was run from mid 1998 to 1999. Broadcast over WNPA TV in Pittsburgh, the QUINN was a weekly television version of Pittsburgh's WKKR's morning political talk show hosted by Jim Quinn. QUINN debuted with a 2 rating, and remained on our affiliate's UPN station until the station was sold in 1999.


RTV's other inaugural program was MANCOW TV. MANCOW TV was a late-night television program broadcast on Chicago's WCIU, and produced each day from

MANCOW MULLER'S MORNING MADHOUSE radio show on Chicago's Q101. Mancow TV was launched in April 1999 after RTV constructed a television studio in Q101's broadcast booth. The program was initially broadcast in the 12:30 a.m. - 1:30 a.m. time slot on WCIU, and consistently generated 1.2 - 2.5 ratings and 6 - 10 shares. MANCOW TV was regularly the highest-rated show on WCIU after 7:00 p.m. In January 2000, MANCOW TV moved to Saturdays at 10:00 p.m., on WCIU, and became one of the highest rated programs on the station in all day parts. RTV anticipates producing MANCOW TV as a prime time weekly strip for a new local or national cable distribution, and has archived several MANCOW TV episodes, which are available on an "on demand" basis for viewing at RTVNET.com.


RTV's two-phase business plan focuses strongly on continual expansion. Moving forward, RTV is planning to complement its entertainment-based programming by acquiring or forming a joint venture with a nationally-known sports radio network for television and Webcast applications. The company also anticipates in the near-term launching of THE KIDD KRADDICK RADIO SHOW in the Dallas market.


RADIO X NETWORK

RADIO X is a new, nationally syndicated radio network the company owns and operates in partnership with Sports Byline USA, L.P., Which operates Sports Byline USA Radio Network, a nationally syndicated sports talk radio network that is distributed and broadcast live 8 hours a day to over 150 affiliate radio stations in the us, 24 hours a day on the Sirius radio satellite and on the American Forces Network.

RADIO X intends to develop, produce and distribute a series of radio programs, both live and taped, that are designed and targeted to young, male audiences ages 14-35. RADIO X commences operations with three (3) programs; "wrestling observer live", a 2-hour program for wrestling fans that broadcasts live sunday evenings from 9-10pm on about 100 affiliated stations; "Video Game Review", a 1-hour program on what's hot in the video game world, broadcast live also on sunday evenings at 9-10pm on about 100 affiliate stations and "Laughtraxx" a 2-3 hour comedy program currently in development.

RADIO X generates its revenues principally from advertising sales, sponsorship fees and merchandising. Sports Byline USA is providing ad and affiliate sales and other corporate infrastructure for RADIO X.


                               SOURCES OF REVENUES

The Company's wholly owned subsidiary RTV generally produces episodic television series and generates the majority share of its revenues from the sale of broadcast licenses and advertising sales. The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements. Additional revenues are gleaned from syndication of the programs usually at a 50/50 "barter" arrangement plus merchandising for videos, licensing, and studio rental

s. RADIO X DERIVES REVENUES FROM ADVERTISERS, SPONSORSHIPS, AND MERCHANDISING. AD RATES ARE PRIMARILY DETERMINED BY DISTRIBUTION AND RATINGS OF THE PROGRAMS.


WCIU TV PARENT, WEIGEL BROADCASTING, PROVIDED 90% OF RTV'S REVENUES IN 2000 AND 90% IN 2001.


COMPETITION

The competition in the entertainment and media industries is considerable and very fluid. There are "major" television networks, many cable channels and numerous, start-up "Web Channels". To the best of The Company's knowledge there does not currently exist any other business that is directly competitive with its wholly owned subsidiary RTV, BUT NUMEROUS RADIO NETWORKS ARE OPERATING IN THE US.

The U.S. Television industry, however, is a vast, multi-billion dollar business consisting of numerous programming networks distributed to analog and digital receivers in domestic and international markets via an affiliation of local ("over-the-air") Broadcasters, Cable TV Operators, Direct Broadcast Satellite Operators, Digital Satellite Distributors and others. These various Networks are supported by advertising sales, operator and subscribers fees, pay per view revenues, government subsidies or a combination thereof. The Network's programming ranges from primarily general entertainment channels (NBC, CBS, USA) to a multiple of niche or theme channels such as MTV, ESPN, SCI FI Channel, and HGTV. The industry is dominated by a handful of major media conglomerates such as AOL Time Warner, Viacom, Disney and News Corp.

The U.S. Radio industry consists of thousands of individual stations located in virtually every US market broadcasting a vast and very diversified mix of programs. In recent years the industry has consolidated significantly and is dominated by two major media companies, Clear Channel Communications and Infinity Broadcasting (Viacom), AND LARGE NETWORKS SUCH AS PREMIER NETWORKS WESTWOOD ONE, ABC NETWORKS AND SEVERAL OTHERS.

EMPLOYEES

The Company has currently one full-time employee, who has a formal employment agreement. The employee has deferred the first year compensation due under his agreement.


DESCRIPTION OF PROPERTY

The Company maintains an office address in Coral Springs, Florida at 1440 Coral Ridge Drive #140, Coral Springs, FL 33701. The Company's subsidiary, RadioTV Network Inc., operates out of an office at 5670 Wilshire Blvd., Suite 1300, Los Angeles, CA 90036, provided by a Company shareholder, Alchemy Media, LLC.

LEGAL PROCEEDINGS

The Company and its Chief executive officer have been named in a lawsuit filed in the Southern district of Florida, captioned FLORIDA SECURITIES FUNDING PARTNERSHIP V. SUN NETWORK GROUP ET AL, Case No. 02-80360 FILED APRIL 22, 2002. The lawsuit alleges the Company and its chief executive officer conspired to lower the Company's share price after a third party shareholder of the Company sold a block of his shares to Florida Securities Funding Partnership. THE PLAINTIFFS ARE SEEKING GENERAL DAMAGES AND COSTS. The Company is vigorously defending itself and has filed a motion to dismiss the matter, which it considers frivolous. The Company is not a party to any other litigation and management has no knowledge of any other threatened or pending litigation.


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                        DIRECTORS AND EXECUTIVE OFFICERS


The table below sets forth certain information with respect to our directions and executive officers as of July 26, 2002.

      Name                          Age              Position
-------------------                 ---              ------------------------

Richard Wellman                     58               Chairman, Director

T. Joseph Coleman                   51               Chief Executive Officer,
                                                     President and Director

William H. Coleman                  42               Director, Secretary

All directors hold office until the next annual meeting of stockholders and until their successors are elected. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. Directors do not receive cash compensation for their services as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directions

Richard Wellman (Chairman) has been a Director of the Company since July 16, 2001. Since 1994 Mr. Wellman has been the President and CEO of Creative Air Transport, Inc. a US flag cargo carrier for the US Post Office, Federal Express Company, Lufthansa Airlines and other air cargo customers. From 1986 to 1994 Mr. Wellman was the CEO of International Airline Support Group, Inc., a major airline parts business. Prior to IASG, Mr. Wellman served in the US Air Force and subsequently he was a Flight Engineer and Pilot for several International airlines.

T. Joseph Coleman has been a Director of the Company since July 16, 2001. Mr. Coleman is President and CEO of the Company. Mr. Coleman was the founder and CEO of the Atlantic Entertainment Group from its inception in 1974 until its sale in 1989. Atlantic was one of the leading and largest independent producer/distributors of motion pictures in the world. Subsequent to Atlantic Mr. Coleman was the founder and Chairman of the Independent Telemedia Group a national market public company that acquired and developed emerging businesses in the entertainment sector. Since resigning as Co-Chairman of INDE, Mr. Coleman has pursued several entertainment and media related businesses.

William H. Coleman has been a Director of the Company since July 16, 2001. Mr. Coleman is the Company's Secretary. Mr. Coleman is Trustee of the Coleman Family Trust and Chairman of the Coleman Media Group, which has interests in several media related businesses including radio syndication. Mr. Coleman is a Director and Treasurer of Egolf.com Incorporated, an online retail golf business and he has formerly held executive positions at Atlantic Entertainment Group and the Independent Telemedia Group.



INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

We are not aware of any material legal proceedings that have occurred within the past five years concerning any director, director nominee, or control person which involved a criminal conviction, a pending criminal proceeding, a participation in the securities or banking industries, or a finding of securities or commodities law violations.


EXECUTIVE COMPENSATION

The following table sets forth a summary for the fiscal years ended, of the cash and non-cash compensation awarded, paid or accrued by us to our President and CEO our compensated officer, who served in such capacities at the end of fiscal 2001.

             Summary Compensation Table Annual Compensation
---------------------------------------------------------------------------

Name and Principal         Year   Salary ($)   Bonus($)      All Other
Positions                                                 Compensations ($)
-----------------------    ----   ----------   --------   -----------------


T. Joseph Coleman          2001    89,750(1)       -          12,018 (2)
Chief Executive Officer

(1) Mr. Coleman deferred his 1st year of salary and bonus due under his employment agreement with the Company dated July 16, 2001. The deferred amount is $68,750.

(2) RTV Media Corp. paid certain auto and insurance expense for Mr. Coleman in 2001.

EMPLOYMENT AGREEMENTS


The Company has one employment agreement with its Chief Executive Officer, T. Joseph Coleman. Mr. Coleman's three (3) year agreement entitles him to an annual salary of $120,000 plus a guaranteed annual bonus of $30,000 and customary fringe benefits and expenses. Mr. Coleman has deferred his salary and bonus for the first year of his contract and the Company intends to issue shares of its common stock to Mr. Coleman to satisfy the obligation. The Company has no other employment agreements but may enter into them in the future in connection with acquisitions or in the normal course of its business.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this Report regarding the beneficial ownership of our common stock held by each of two executive officers and directors,individually and as a group and by each person who beneficially owns in excess of five percent of the common stock. In general, beneficial ownership includes those shares that a person has the power to vote, sell, or otherwise dispose. Beneficial ownership also includes that number of shares, which an individual has the right to acquire within 60 days (such as stock options) of the date this table was prepared. Two or more persons may be considered the beneficial owner of the same shares. In this Annual Report on Form 10-KSB, "voting power" is the power to vote or direct the voting of shares, and "investment power" includes the power to dispose or direct the disposition of shares. The inclusion in this section of any shares deemed beneficially owned does not constitute an admission by that person of beneficial ownership of those shares.

                                             Amount and Nature     Percent
                                                    Of                of
                          Position with         Beneficial          Common
Stock Name & Address     Sun Network Grp.       Ownership (1)    Outstanding (1)
--------------------   -------------------   -----------------   ---------------
T. Joseph Coleman      Director, President      3,617,500 (2)         16.5%
1440 Coral Ridge Dr.   CEO
#140
Coral Springs,
FL 33071

William H. Coleman     Director, Secretary      2,350,000 (3)         10.7%
45 Whitewood Circle
Norwood, MA 02002

All directors and Executive Officers            5,967,500             27.2%
As a Group (2 persons)


(1) Based upon 22,148,487 shares outstanding as of November 1, 2002.


(2) Mr. Coleman is the President of RTV Media Corp and votes the Company's shares on behalf of RTV Media Corp. Mr. Coleman is not the majority shareholder of RTV Media Corp. Mr. Coleman's brother is William H. Coleman.

(3) Mr. Coleman is the Trustee of the Coleman Family Trust. Mr. Colemans brother is T. Joseph Coleman.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of managements' knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and/or convertible debentures held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. None of the following selling stockholders has held any position or office within our Company, nor has had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible debentures and warrants.


Under the securities purchase agreement, we will receive up to $750,000 from the selling stockholders, and they will receive in return a corresponding amount of our 12% secured convertible debentures and warrants to purchase up to an aggregate of 750,000 shares of common stock. The terms of the debentures provide for full payment on or before the first anniversary date of issuance, with interest of 12% per annum, which may be converted at any time at the lesser of
(i) $0.15 or (ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by fifty percent. The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to $.15 per share before the third anniversary date of the issuance. Under the related Registration Rights Agreement, we agreed to register all of the shares underlying such convertible debentures and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

 As of November 1, 2002, (i) $500,000 of the 12% convertible debentures have been issued, none of which have been converted, and (ii) 500,000of the warrants have been issued, none of which have been exercised. On June 27, 2002, the investors purchased $250,000 of the 12% convertible debentures and warrants to purchase 250,000 shares of our common stock in connection with the execution of the securities purchase agreement. On August 8, 2002, pursuant to the terms of the securities purchase agreement, the investors purchased an additional $250,000 of the 12% convertible debentures and warrants to purchase 250,000 shares of our common stock in connection with the initial filing of this registration statement with the SEC. Under the terms of the securities purchase agreement, the investors are obligated to purchase the remaining $250,000 of our

12% debentures and warrants to purchase 250,000 shares of our common stock within ten days of the date this registration statement is declared effective by the Commission and upon satisfaction of additional conditions by the Company. The additional conditions that must be satisfied by the Company prior to the purchase by the investors of the remaining convertible debentures and warrants consist of the following: (i) the Company's representations and warranties contained in the securities purchase agreement are true and correct in all material respects on the date of purchase; (ii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the securities purchase agreement; (iii) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (iv) the shares of common stock underlying the convertible debentures and warrants have been authorized for quotation on the Over-The-Counter Bulletin Board (OTCBB) and trading in our common stock on the OTCBB has not been suspended by the SEC or the OTCBB; (v) the Company shall provide a legal opinion to the investors; and (vi) the Company shall provide certain certificates of its officers to the investors regarding the Company's capitalization and the truth and correctness of its representations and warranties in the securities purchase agreement. If the registration statement is not declared effective, the investors have no obligation to purchase the remaining 12% convertible debentures or the related warrants.

If all 750,000 debentures were converted and all 750,000 warrants were exercised on November 1, 2002, a total of 75,750,000 shares of common stock would be required for issuance.


 The information listed below was furnished to us by the indicated selling stockholders. Shares of our common stock will be acquired by the selling stockholders pursuant to the exercise by AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd. of up to $750,000 in secured convertible debentures and warrants to purchase up to 750,000 shares of common stock, in the aggregate, in accordance with the terms of that certain securities purchase agreement dated June 27, 2002.

AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW/New Millennium Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW/New Millennium Offshore, Ltd. Pegasus Capital Partners, LLC is a private investment fund that is owned by its investors and managed by Pegasus Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by Pegasus Capital Partners, LLC. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

                        Number of
                        Shares
                        Beneficially
                        owned prior        Shares             Shares owned
                        to the             Offered          after offering (2)
Name                    offering (1)       Hereby        Number       Percentage
-----------------       ------------     ----------      ------       ----------
AJW Partners, LLC       15,630,302       15,630,302         0              0%
-----------------       ------------     ----------      ------       ----------
New Millennium
Capital Partners
II, LLC                  7,815,151        7,815,151         0              0%
-----------------       ------------     ----------      ------       ----------
AJW/New
Millennium
Offshore, Ltd.          27,353,030       27,353,030         0              0%
-----------------       ------------     ----------      ------       ----------
Pegasus Capital
Partners, LLC           27,353,030       27,353,030         0              0%
-----------------       ------------     ----------      ------       ----------

(1) Amounts equal 200% of the shares issuable upon conversion of investor's respective ownership of (i) the aggregate $750,000 of convertible debentures, based on a conversion price of $.01 per share, and (ii) warrants to purchase an aggregate of 750,000 shares of our common stock at a fixed exercise price of $.15 per share and limited by the number of shares the Company is authorized to issue under its Certificate of Incorporation. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.


(2) Such figure assumes the sale of all of the shares offered by the selling stockholders.


         The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. Under the terms of the debentures, if the debentures had actually been converted on November 1, 2002, the conversion price would have been $.01.

         Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

- on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

- in privately-negotiated transactions;

- through the writing of options on the shares;

- OR

- any combination thereof.

The sale price to the public may be:

- the market price prevailing at the time of sale;

- a price related to such prevailing market price;

- at negotiated prices; or

- such other price as the selling stockholders determine from time to time.


The shares may also be sold pursuant to Rule 144 or Regulation S. However, the selling stockholders may not use this registration statement to cover the resale of shares that are not issuable shortly after the effectiveness of this registration statement. As described previously in this registration statement, the investors are obligated to purchase from the Company the remaining $250,000 of convertible debentures and warrants to purchase 250,000 shares of our common stock within ten days from the date this registration statement is declared effective by the SEC, subject to satisfaction of certain conditions by the Company. Therefore, this registration statement covers the shares of common stock underlying the debentures and warrants purchased after the effectiveness of this registration statement pursuant to the terms of the securities purchase agreement. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker/dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.


AMENDMENT AND SUPPLEMENTATION NECESSITATED BY FUTURE SALES.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

If a selling stockholder enters into an underwriting agreement, the relevant details will be set forth in a post-effective amendment to the registration statement, rather than a prospectus supplement.

OTHER INFORMATION REGARDING FUTURE SALES

In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

PAYMENT OF EXPENSES

We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

DESCRIPTION OF SECURITIES

AUTHORIZED CAPITAL

The total number of our authorized shares of stock is one hundred million (100,000,000) shares of common stock with a par value of $.001 per share.

COMMON STOCK


Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 value per share, of which 22,148,487 shares are issued and outstanding as of the date hereof.


Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

NONCUMULATIVE VOTING

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Shares of common stock do not have cumulative voting rights. The holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

PENNY STOCK REGULATION

If the market price of the our common stock, if a market for its common stock develops and is maintained, is or falls below $5.00 per share, then our common stock may be considered "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchange or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure scheduled prescribed by the commission related to the penny stock market.

The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities.

REPORTS TO STOCKHOLDERS

We will furnish to holders of our common stock annual reports containing audited financial statements examined and reported upon, and with an opinion expressed by, an independent certified public accountant. We may issue other unaudited interim reports to our stockholders as we deem appropriate.

TRANSFER AGENT AND REGISTRAR

Corporate Stock Transfer, Inc., Denver, Colorado, serves as our transfer agent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we shall indemnify its directors provided that the indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the director derived an improper personal benefit.

Section 607.085 of the Florida Business Corporation Act permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one 29 by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 under the Securities Act with respect to the securities being offered. This prospectus, filed as a part of the registration statement, does not contain certain information contained in or annexed as exhibits to the registration statement. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and intend to file reports and other information with the Commission. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any of the information incorporated herein by reference, not including exhibits. Such requests should be made in writing to T. JOSEPH COLEMAN, 1440 Coral Ridge Drive, # 140, Coral Springs, FL 33071or call us at (954) 360-4080.


LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by the law offices of The Thomas Group, P.C. of Peoria, Illinois.


EXPERTS

The audited financial statements as of December 31, 2001 included in this prospectus have been so included in reliance on the report of Salberg & Company. P.A., independent accountants, given as experts in accounting and auditing.

                             Sun Network Group, Inc.
                                 and Subsidiary

                        Consolidated Financial Statements

                                  June 30, 2002

                             Sun Network Group, Inc.
                                 and Subsidiary

                                    Contents


                                                                         Page(s)
                                                                         -------
Consolidated Balance Sheets .................................................  1

Consolidated Statements of Operations .......................................  2

Consolidated Statements of Cash Flows .......................................  3

Notes to Consolidated Financial Statements ..............................  4 - 6

                     Sun Network Group, Inc. and Subsidiary
                           Consolidated Balance Sheets


                                     Assets
                                                        June 30,
                                                          2002        December
                                                       (Unaudited)    31, 2001
                                                        ---------     ---------
                                                        Restated
                                                         (Note7)
                                                        ---------
Current Assets
Cash ...............................................    $ 224,070     $   5,321
Deferred debt issuance cost ........................       20,000           -
                                                        ---------     ---------
Total Current Assets ...............................      244,070         5,321
                                                        ---------     ---------

Other Assets
Prepaid advertising ................................       35,200        35,200
                                                        ---------     ---------
Total Other Assets .................................       35,200        35,200
                                                        ---------     ---------

Total Assets .......................................    $ 279,270     $  40,521
                                                        =========     =========

                    Liabilities and Stockholders' Deficiency

Current Liabilities
Accounts payable ...................................    $  11,518     $   9,937
Accrued compensation, related party ................      143,750        68,750
Due to stockholders' ...............................       20,442        29,263
                                                        ---------     ---------
Total Current Liabilities ..........................      175,710       107,950
                                                        ---------     ---------

Long Term Liabilities
Convertible debenture, net of discount .............      240,570           -
                                                        ---------     ---------

Total Liabilities ..................................      416,280       107,950
                                                        ---------     ---------

Stockholders' Deficiency
Common stock, $0.001 par value,
   100,000,000 shares authorized,
   21,848,487 and 21,665,399 issued
   and outstanding, respectively ...................       21,848        21,665
Common stock issuable (300,000 shares) .............          300           -
Additional paid-in capital .........................      662,071       486,734
Accumulated deficit ................................     (821,229)     (575,828)
                                                        ---------     ---------
Total Stockholders' Deficiency .....................     (137,010)      (67,429)
                                                        ---------     ---------

Total Liabilities and Stockholders' Deficiency .....    $ 279,270     $  40,521
                                                        =========     =========

          See accompanying notes to consolidated financial statements.

                              Sun Network Group, Inc. and Subsidiary
                               Consolidated Statements of Operations
                                            (Unaudited)


                                        Three Months Ended June 30,    Six Months Ended June 30,
                                            2002           2001           2002           2001
                                        ------------   ------------   ------------   ------------
                                          Restated                     Restated
                                           (Note7)                      (Note7)
                                        ------------                  ------------

Revenues .............................  $        -     $        -     $        -     $     35,200

Operating Expenses
Compensation .........................        40,655         13,000         81,016         21,000
Consulting ...........................       119,100            -          119,100         33,395
General and administrative ...........        23,534         17,217         31,661         27,299
Professional fees ....................        12,074          8,588         13,624         20,088
                                        ------------   ------------   ------------   ------------
Total Operating Expenses .............       195,363         38,805        245,401        101,782
                                        ------------   ------------   ------------   ------------

Loss from Operations .................      (195,363)       (38,805)      (245,401)       (66,582)

Net Loss .............................  $   (195,363)  $    (38,805)  $   (245,401)  $    (66,582)
                                        ============   ============   ============   ============

Net Loss Per Share - Basic and Diluted  $      (0.01)  $        -     $      (0.01)  $      (0.01)
                                        ============   ============   ============   ============

Weighted Average Shares Outstanding -
  Basic and Diluted ..................    22,045,190     13,333,333     21,860,456     12,931,602
                                        ============   ============   ============   ============

                   See accompanying notes to consolidated financial statements.

                                                 2

                     Sun Network Group, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows
                                   (Unaudited)


                                                       Six Months Ended June 30,
                                                          2002          2001
                                                        ---------     ---------
                                                        Restated
                                                         (Note7)
                                                        ---------
Cash Flows from Operating Activities:
Net loss ...........................................    $(245,401)    $ (66,582)
Adjustments to reconcile net loss to net cash
  used in operating activities:
Settlement income ..................................          -         (35,200)
Stock for services .................................       84,000        33,395
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable ................................          -             300
Increase (decrease) in:
Accounts payable ...................................        1,581         4,283
Accrued compensation, related party ................       75,000           -
                                                        ---------     ---------
Net Cash Used in Operating Activities ..............      (84,820)      (63,804)
                                                        ---------     ---------

Cash Flows from Financing Activities:
Cash overdraft .....................................          -             716
Proceeds from sale of common stock .................       82,390        60,000
Loan proceeds from stockholder .....................       20,442           -
Proceeds from convertible debt .....................      250,000           -
Deferred debt issuance cost ........................      (20,000)          -
Repayment of loans from stockholder ................      (29,263)          -
                                                        ---------     ---------
Net Cash Provided by Financing Activities ..........      303,569        60,716
                                                        ---------     ---------

Net Increase (Decrease) in Cash ....................      218,749        (3,088)

Cash at Beginning of Period ........................        5,321         3,088
                                                        ---------     ---------

Cash at End of Period ..............................    $ 224,070     $     -
                                                        =========     =========

          See accompanying notes to consolidated financial statements.

                     Sun Network Group, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                                  June 30, 2002
                                   (Unaudited)

Note 1   Basis of Presentation

The accompanying unaudited consolidated financial statements of Sun Network Group, Inc. and Subsidiary (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of consolidated financial position and results of operations. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair consolidated financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year. For further information, refer to the audited financial statements and footnotes of RadioTV Network, LLC for the years ended December 31, 2001, 2000 and 1999 included in the Current Report on Form 8-K on Sun Express Group, Inc.

Note 2   Convertible Debenture and Warrants

On June 27, 2002, the Company entered into a Securities Purchase Agreement to issue and sell 12% convertible debentures, in the aggregate amount of $750,000, convertible into shares of common stock, of the Company. The Company is permitted to use the proceeds to make one or more loans for a legitimate business purpose, which such loans, in the aggregate, may not exceed $100,000. As of June 27, 2002, $250,000 in convertible debentures were issued to various parties. The holders of this debt have the right to convert all or any amount of this debenture into fully paid and non-assessable shares of common stock at the conversion price. The conversion price generally is the lesser of (a) 50% of the market value of the common stock as defined in the debenture or (b) $0.15. Interest is payable either quarterly or at the conversion date at the option of the holder. The convertible debentures mature on June 27, 2003 and are secured by substantially all present and future assets of the Company.
The Company paid $20,000 of legal fees related to the debenture issuances and recorded these fees as a deferred debt issuance cost asset to be amortized over the one-year term of the debentures. In connection with the convertible debentures issued, warrants to purchase 250,000 common shares were issued to the holders at an exercise price per share of $0.15. The warrants are exercisable immediately and through the third anniversary of the date of issuance. These warrants were treated as a discount on the convertible debenture and valued under SFAS No. 123 using the Black-Sholes option-pricing model. The discount will be amortized over the life of the loans starting on July 1, 2002. If the registration statement relating to the debentures is not declared effective with in 90 days of June 27, 2002 or loses quotation in the NASD OTCBB the Company is obligated to pay a fee to the debenture holders equal to 2% per month on the principal balance outstanding. The convertible debenture liability is as follows at June 30, 2002:

                 Convertible debenture                  $ 250,000
                 Less: discount on debenture               (9,430)
                                                        ---------
                 Convertible debenture, net             $ 240,570
                                                        =========

Note 3   Commitment and Contingencies

The Company and its Chief Executive Officer have been named in a lawsuit filed in the Southern District Court of Florida. The Company is defending itself and has filed a motion to dismiss the matter. The lawsuit alleges the Company and its chief executive officer conspired to lower the Company's share price after a third party shareholder of the Company sold a block of his shares to a Florida securities partnership. The Company is not a party to any other litigation and management has no knowledge of any other threatening or pending litigation. During the three months ended June 30, 2002, the Company accrued $37,500 under an employment agreement.

Note 4 Common Stock Issuances

In March 2002, the Company issued 183,088 common shares at $0.45 per share to an investor for total proceeds of $82,390.

During April through June 2002, the Company committed to issue 300,000 common shares in consideration of consulting services performed during that period. The $84,000 value of these shares was computed based on the trading price of the common stock on each date the shares were earned.

Note 5   Option Agreement and Plan of Merger

An Option Agreement and Plan of Merger (the "Agreement") between the Company and Live Media Enterprises ("Live") was entered into as of June 28, 2002. Live granted the Company the exclusive option to acquire Live and merge Live into the Company upon executing of a formal Agreement for a six month period commencing June 28, 2002. The Company shall acquire all capital stock or assets of Live that will result in a tax-free combination of Live and the Company with Live being operated as a wholly-owned subsidiary of the Company. In consideration for the Agreement, the Company shall issue and pay to Live shareholders an aggregate of 8,000,000 shares of the Company's common stock. Additionally, the Company will agree to loan Live up to $50,000 to process its business and will be payable per terms of a promissory note.

In addition, Live shareholders will be granted 4,100,000 warrants for the Company's common shares exercisable as stipulated at strike prices and terms, favorable to the Company, to be determined.

Note 6 Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $821,229 through June 30, 2002, operating losses for the six months ended June 30, 2002 of $245,401 and cash used in operations for the six months ended June 30, 2002 of $84,820. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan and generate revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As discussed in Notes 2 and 8, the Company received $500,000 in funding and a commitment for an additional $250,000. Management is currently seeking additional funding and acquisitions. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

Note 7 Restatement

Subsequent to the filing of the Company's Form 10-QSB for the quarter ended June 30, 2002 management became aware that the prior March 31, 2002 and December 31, 2001 consolidated financial statements did not include an aggregate $106,250 of accrued compensation expense pursuant to a July 16, 2001 employment agreement with the Company's chief executive officer, $119,100 of consulting costs treated as a deferred debt issuance cost should have been expensed, $5,000 of legal fees expensed should have been capitalized as deferred debt issuance cost, and the deferred debt issuance costs should have been classified as current. The inclusion of these items in the revised June 30, 2002 consolidated financial statements has the effect of decreasing assets by $114,400, increasing current liabilities by $106,250, and increasing accumulated deficit by $220,350.

Note 8 Subsequent Event

On August 8, 2002, an additional $250,000 of convertible debentures and warrants to purchase 250,000 common shares were purchased from the Company for $250,000 with the terms similar to that described in Note 2.

                             SUN NETWORK GROUP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2000 AND 1999

                     Sun Network Group, Inc. and Subsidiary


                                    Contents






                                                                            Page
                                                                            ----
Independent Auditors' Report ................................................  1

Consolidated Balance Sheets .................................................  2

Consolidated Statements of Operations .......................................  3

Consolidated Statements of Changes in Stockholders' Equity (Deficiency) .....  4

Consolidated Statements of Cash Flows .......................................  5

Notes to Consolidated Financial Statements .............................  6 - 12

                          Independent Auditors' Report


Board of Directors and Stockholders of:
Sun Network Group, Inc.

We have audited the accompanying consolidated balance sheets of Sun Network Group, Inc. and Subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes of stockholders' equity (deficiency) and cash flows for the years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Sun Network Group, Inc. and Subsidiary as of December 31, 2001 and 2000 and the consolidated results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 12, subsequent to the issuance of the Company's 2001 consolidated financial statements and our report thereon dated March 15, 2002, we became aware that those consolidated financial statements did not reflect certain accrued compensation and related compensation expense. In our related report, we expressed an unqualified opinion with an explanatory paragraph describing conditions that raised doubt about the Company's ability to continue as a going concern. Our opinion on the revised consolidated financial statements, as expressed herein, remains unqualified with an explanatory paragraph describing conditions that raised doubt about the Company's ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company's accumulated deficit of $575,828 at December 31, 2001, net losses in 2001 of $164,935, cash used in operations in 2001 of $91,617, working capital deficit of $102,629 at December 31, 2001 and the need for additional cash to fund operations over the next year raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 15, 2002 (except for Note 12 as to which
                the date is September 2, 2002)

                     Sun Network Group, Inc. and Subsidiary
                           Consolidated Balance Sheets


                                     Assets
                                                              December 31,
                                                             2001       2000
                                                          ---------   ---------
                                                          Restated
                                                          (Note 12)
                                                          ---------
Current Assets
Cash ...................................................  $   5,321   $   3,088
Accounts receivable ....................................        -           300
Prepaid expenses .......................................        -           385
                                                          ---------   ---------
Total Current Assets ...................................      5,321       3,773
                                                          ---------   ---------

Other Assets
Prepaid advertising ....................................     35,200         -
Due from officer .......................................        -         4,587
                                                          ---------   ---------
Total Other Assets .....................................     35,200       4,587
                                                          ---------   ---------

Total Assets ...........................................  $  40,521   $   8,360
                                                          =========   =========

                Liabilities and Stockholders Equity (Deficiency)

Current Liabilities
Accounts payable .......................................  $   9,937   $   4,249
Accrued compensation, related party ....................     68,750         -
Due to stockholder/officer .............................     29,263         -
                                                          ---------   ---------
Total Current Liabilities ..............................    107,950       4,249
                                                          ---------   ---------

Stockholders' Equity (Deficiency)
Common stock, $0.001 par value,
   100,000,000 shares authorized 21,665,399 and
   11,935,000 issued and outstanding, respectively .....     21,665      11,935
Additional paid-in capital .............................    486,734     403,069
Accumulated deficit ....................................   (575,828)   (410,893)
                                                          ---------   ---------
Total Stockholders' Equity (Deficiency) ................    (67,429)      4,111
                                                          ---------   ---------

Total Liabilities and Stockholder' Equity (Deficiency) .  $  40,521   $   8,360
                                                          =========   =========

           See accompanying notes to consolidated financial statements

                     Sun Network Group, Inc. and Subsidiary
                      Consolidated Statements of Operations


                                                     December 31,
                                       ----------------------------------------
                                           2001          2000          1999
                                       ------------  ------------  ------------
                                         Restated
                                         (Note 12)
                                       ------------

Revenues ............................. $        -    $     43,903  $    127,992
                                       ------------  ------------  ------------

Operating Expenses
Bad debt expense .....................          -             -             780
Compensation .........................      101,768        26,230         9,000
Contract labor .......................          -           1,167        25,445
Consulting ...........................       33,395           -             -
Depreciation .........................          -          25,795        18,214
Exploitation costs ...................       10,329         4,252        47,187
Film costs ...........................          -          57,979       178,051
General and administrative ...........       30,140        23,967        26,062
Professional fees ....................       24,503           -             -
                                       ------------  ------------  ------------
Total Operating Expenses .............      200,135       139,390       304,739
                                       ------------  ------------  ------------

Loss from Operations .................     (200,135)      (95,487)     (176,747)

Other Income (Expenses)
Settlement income ....................       35,200           -             -
Interest expense .....................          -         (17,996)      (11,432)
Settlement expense ...................          -             -         (33,849)
                                       ------------  ------------  ------------
Total Other Income (Expenses) ........       35,200       (17,996)      (45,281)
                                       ------------  ------------  ------------

Net Loss ............................. $   (164,935) $   (113,483) $   (222,028)
                                       ============  ============  ============

Net loss per share - basic and diluted $      (0.01) $      (0.01) $      (0.02)
                                       ============  ============  ============

Weighted average shares outstanding ..   16,946,324    13,261,111    13,261,111
                                       ============  ============  ============

           See accompanying notes to consolidated financial statements

                                        Sun Network Group, Inc. and Subsidiary
                        Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
                                     Years Ended December 31, 2001, 2000 and 1999



                                                 Common Stock             Additional      Accumulated
                                            Shares           Amount     Paid-In Capital     Deficit          Total
                                          -----------     -----------     -----------     -----------     -----------
Balance, December 31, 1998 ...........            -       $               $       -       $   (75,382)    $   (75,382)

Stock issued to founders for cash ....     13,261,111          13,261         209,717             -           222,978

Net loss, 1999 .......................            -               -               -          (222,028)       (222,028)
                                          -----------     -----------     -----------     -----------     -----------

Balance, December 31, 1999 ...........     13,261,111     $    13,261     $   209,717     $  (297,410)    $   (74,432)

Contributed capital ..................            -               -           103,375             -           103,375

Conversion of promissory note and
  accrued interest to equity .........            -               -           204,490             -           204,490

Exchange of equity for equipment .....     (1,326,111)         (1,326)       (114,513)            -          (115,839)

Net loss, 2000 .......................            -               -               -          (113,483)       (113,483)
                                          -----------     -----------     -----------     -----------     -----------

Balance, December 31, 2000 ...........     11,935,000          11,935         403,069        (410,893)          4,111

Issuance of stock for cash ...........        898,333             898          59,102             -            60,000

Issuance of stock for services .......        500,000             500          32,895             -            33,395

Recapitalization .....................      8,332,066           8,332          (8,332)            -               -

Net loss, 2001, as previously reported            -               -               -           (96,185)        (96,185)

Effect of restatement (Note 12) ......            -               -               -           (68,750)        (68,750)
                                          -----------     -----------     -----------     -----------     -----------

Balance, December 31, 2001 ...........     21,665,399     $    21,665     $   486,734     $  (575,828)    $   (67,429)
                                          ===========     ===========     ===========     ===========     ===========

                              See accompanying notes to consolidated financial statements

                                                           4

                     Sun Network Group, Inc. and Subsidiary
                      Consolidated Statements of Cash Flows

                                                  2001       2000       1999
                                                ---------  ---------  ---------
                                                Restated
                                                (Note 12)
                                                ---------
Cash Flows from Operating Activities:
Net loss ...................................... $(164,935) $(113,483) $(222,028)
Adjustments to reconcile net loss to net
  cash used in operating activities:
Depreciation and amortization .................       -       25,795     18,214
Stock based consulting expense ................    33,395        -          -
Settlement income .............................   (35,200)       -          -
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable ...........................       300      2,700     (3,000)
Prepaid expenses ..............................       385        904     (1,290)
Increase (decrease) in:
Accounts payable ..............................     5,688     (7,999)    12,248
Accrued compensation, related party ...........    68,750        -          -
                                                ---------  ---------  ---------
Net Cash Used in Operating Activities .........   (91,617)   (92,083)  (195,856)
                                                ---------  ---------  ---------

Cash Flows from Investing Activities:
Purchase of property and equipment ............       -       (4,846)  (155,001)
(Loan to) repayment from officer ..............     4,587     (4,587)       -
                                                ---------  ---------  ---------
Net Cash Provided by (Used in)
  Investing Activities ........................     4,587     (9,433)  (155,001)
                                                ---------  ---------  ---------

Cash Flows from Financing Activities
Loan proceeds from officer ....................    29,263        -      129,108
Proceeds from sale of common stock ............    60,000    103,375    222,978
                                                ---------  ---------  ---------
Net Cash Provided by Financing Activities .....    89,263    103,375    352,086
                                                ---------  ---------  ---------

Net increase in cash ..........................     2,233      1,859      1,229

Cash at beginning of year .....................     3,088      1,229        -
                                                ---------  ---------  ---------

Cash at End of Year ........................... $   5,231  $   3,088  $   1,229
                                                =========  =========  =========

Supplemental Schedule of Non-Cash Investing and Financing Activities:

During 2000, a stockholder surrendered its entire interest in exchange for all equipment owned by the Company with a net book value of $115,839.

During 2000, stockholders contributed advances and related accrued interest totaling $204,409 to stockholders' equity.

          See accompanying notes to consolidated financial statements.

                             Sun Network Group, Inc.
                   Notes to Consolidated Financial Statements
                                December 31, 2001

Note 1   Nature of Operations and Summary of Significant Accounting Policies

         (A) Nature of Operations, Organization, and Reorganizations

         Sun Network Group, Inc., formerly known as Sun Express Group, Inc. (the "Company"), was incorporated under the laws of Florida on May 9, 1990 and was inactive in the last several years.

         On July 17, 2001, RadioTV Network, Inc. was merged into Sun Express Merger Corp., a subsidiary of Sun Express Group, Inc. The transaction was accounted for as a recapitalization of Radio TV Network, Inc. Radio TV Network, LLC, the predecessor to Radio TV Network, Inc., had an inception year of 1998 and acted as a Defacto company until its formation in 1999. Effective on January 1, 2001, RadioTV Network, LLC sold its assets and certain liabilities to a newly formed corporation, RadioTV Network, Inc., under common control of the remaining two members of the LLC. The transaction was treated as a recapitalization of Radio TV Network, LLC.

         Pursuant to the merger into Sun Express Merger Corp. discussed above, all shares of RadioTV Network, Inc. were exchanged for 13,333,333 shares or 61.57% of Sun Express Group, Inc. In accordance with APB 16, the transaction was accounted for as a recapitalization of RadioTV Network, Inc. at historical cost and the historical results of operations in the accompanying consolidated financial statements are those of RadioTV Network, Inc, and its predecessor Radio TV Network, LLC, with the operations of Sun Express Group, Inc., included from the July 17, 2001. Sun Express Group, Inc. then changed its name to Sun Network Group, Inc. Concurrent with the merger, on July 17, 2001, the Company authorized a 1-for-3 reverse split of its outstanding common stock.

         All amounts in the accompanying consolidated financial statements have been retroactively restated to reflect the recapitalizations and the reverse stock split. In addition, for comparative purposes, for transactions, which occurred during the period the Company was an LLC, the members are referred to in the accompanying consolidated financial statements as stockholders.

         Sun Network Group, Inc. acts as a holding company for Radio TV Network, Inc. Radio TV Network, Inc. produces and broadcasts television versions of top rated radio programs.

         (B) Principles of Consolidation

         The consolidated financial statements include the accounts of Sun Network Group, Inc. and its wholly-owned subsidiary, Radio TV Network, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (C) Use of Estimates

         In preparing consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reported period. Actual results may differ from these estimates.

         (D) Cash Equivalents

         For the purpose of the consolidated cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         (E) Long-Lived Assets

         The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.

         (F) Revenue Recognition

         The Company accounts for revenues in accordance with the AICPA Accounting Standards Executive Committee Statement of Position No. 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2").

         The Company generally produces episodic television series and generates revenues from the sale of broadcast licenses. The terms of the licensing arrangement may vary significantly from contract to contract and may include fixed fees, variable fees with or without nonrefundable minimum guarantees, or barter arrangements.

         The Company recognizes monetary revenues when evidence of a sale or licensing arrangement exists, the license period has begun, delivery of the film to the licensee has occurred or the film is available for immediate and unconditional delivery, the arrangement fee is fixed or determinable, and collection of the arrangement fee is reasonably assured. The Company recognizes only the net revenue due to the Company pursuant to the formulas or amounts stipulated in the customer contracts.

         The Company recognizes revenues from barter arrangements in accordance with the Accounting Principles Board Opinion No. 29 "Accounting for Non-Monetary Exchanges," ("APB 29") as interpreted by EITF No. 93-11 "Accounting for Barter Transactions Involving Barter Credits." In general, APB 29 and it related interpretation require barter revenue to be recorded at the fair market value of what is received or what is surrendered, whichever is more clearly evident.

         (G) Costs and Expenses of Producing Films

         The Company accounts for costs and expenses of producing a film and bringing that film to market in accordance with SOP 00-2 as follows:

         Film costs include all direct negative costs incurred in the production of a film as well as allocations of production overhead and capitalized interest costs. Film costs are capitalized and amortized as the Company recognizes revenue from each episode. If reliable estimates of secondary market revenue are established, any subsequent costs are capitalized and amortized using the individual-film-forecast method, which amortizes costs in the same ratio as current revenues bears to estimated unrecognized ultimate revenues.

         Participation costs which consist of contingent payments based on film financial results or based on other contractual arrangements, are expensed and accrued, when a film is released, using the individual-film-forecast method, if the obligation is probable.

         Exploitation costs include advertising, marketing, and other exploitation costs. Advertising costs are accounted for in accordance with SOP 93-7, "Reporting on Advertising Costs." All other exploitation costs, including marketing costs, are expensed as incurred.

         (H) Income Taxes

         During 2000 and 1999, the Company was structured as a limited liability company and elected to be taxed as a partnership under the Internal Revenue Code. In lieu of paying corporate income taxes, the members were taxed individually on their proportionate share of the Company's taxable income. Therefore, no provisions or liability for income taxes during 2000 and 1999 has been included in the accompanying consolidated financial statements.

         Starting from January 1, 2001, income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("SFAS 109")." Under SFAS 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (I) Net Loss Per Common Share

         Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 2001, there were no common stock equivalents outstanding, which may dilute future earnings per share.

         (J) Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

         The carrying amounts of the Company's short-term financial instruments, including accounts payable and due to officer, approximate fair value due to the relatively short period to maturity for these instruments.

         (K) New Accounting Pronouncements

         The Financial Accounting Standards Board has recently issued several new accounting pronouncements, which may apply, to the Company.

         Statement No. 141 "Business Combinations" establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 142 "Goodwill and Other Intangible Assets" provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 142 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, Disclosures about Segments of an Enterprise and Related Information. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 144 on January 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

Note 2   Film Costs and Exploitation Costs

As of December 31, 2001, there were no capitalized film costs. Film costs expensed during the year 2000 and 1999 were $57,979 and $178,051, respectively. There were no film costs incurred during 2001.

There were no advertising costs expensed and included in exploitation costs during 2001, 2000, and 1999. Other exploitation costs totaled $10,329, $4,252, and $47,187 during 2001, 2000 and 1999, respectively.

Note 3   Due to Stockholder

Amounts due to stockholder are non-interest bearing open advances with no stated due dates.

Note 4   Commitments

On July 16, 2001, the Company entered into a three-year employment agreement with its Chief Executive Officer. The agreement stipulated annual salary of $120,000, $30,000 of a guaranteed bonus plus certain expenses. The Company has accrued $68,750 as of December 31, 2001.

Note 5   Related Party Transactions

In 2000, an affiliate of a stockholder provided 33% of revenues (see Note 9).

In 2000, a stockholder exchanged their entire equity interest for equipment (see
Note 5).

During 2001, the Company paid $12,018 of personal expenses of the chief executive officer. This amount was included as compensation expense in 2001.

At December 31, 2001, the Company has amounts due to stockholder and accrued compensation due to that stockholder who was the Chief executive officer of the Company.

Note 6   Stockholders' Equity (Deficiency)

On January 1, 2000, a stockholder converted a promissory note of $200,000 plus $4,490 of accrued interest to contributed capital. The note had been executed in July 1999 to account for equipment with original cash basis of $155,003 and advances of $44, 997 provided to the Company.

On December 31, 2000, the stockholder who previously converted the note discussed above surrendered its entire 10% equity interest in the Company in exchange for the equipment, which at that time had net book value of $115,839. This transaction was considered a related party transaction and accordingly equity was reduced by $115,839 and no gain or loss was recognized.

In February 2001, the Company issued, after its reorganization into a corporation, 898,333 common shares to an investor for $60,000 and 500,000 common shares to a service provider valued at the contemporaneous cash offering price of $0.0668 per share or $33,395, The shares for services was recorded as a consulting expense for past services rendered.

On July 17, 2001, 8,332,066, common shares were deemed issued in a recapitalization transaction. (See Note 1(A))

Note 7   Revenues

In May 2001, the Company settled some disputes with a customer licensee by accepting barter advertising time valued at its estimated fair market value of $35,200.

The Company recorded the advertising time as revenues at the settlement date and an asset to be amortized on a usage basis. Through December 31, 2001, none of the advertising time had been used.

Note 8   Income Taxes

There was no income tax expense or benefit for federal and state income taxes in the consolidated statement of operations due to the Company's net loss and valuation allowance on the resulting deferred tax asset.

The actual tax expense differs from the "expected" tax expense for the years ended December 31, 2001 (computed by applying the blended U.S. Federal Corporate tax rate of 35 percent to income before taxes) as follows:

                                                                  2001
                                                               ----------
       Computed "expected" tax expense (benefit)               $  (70,047)
       Established deferred tax asset valuation allowance          70,047
                                                               ----------
                                                               $      -
                                                               ==========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2001 are as follows:

       Deferred tax assets:                                       2001
                                                               ----------
       Net operating loss carryforward                         $   70,047
                                                               ----------
       Total Gross Deferred Assets                                 70,047
       Less valuation allowance                                   (70,047)
                                                               ----------
       Net Deferred Tax Asset                                  $      -
                                                               ==========

At December 31, 2001, the Company had useable net operating loss carryforwards of approximately $96,185 for income tax purposes, available to offset future taxable income expiring in 2021.

There was no valuation allowance at January 1, 2001. The net change in the valuation allowance during the year ended December 31, 2001 was an increase of $33,665.

Note 9   Concentrations

During 2001, one customer provided 100% of the revenue, which was all barter revenue (See Note 4). During 2000, two customers provided 55% and 42% of the revenues, respectively. During 1999, one customer provided 62% of the revenues and an affiliate of a stockholder provided 33% of revenues.

Note 10  Segment Information

The Company has a single reportable segment. All revenues as of December 31, 2001, 2000, and 1999 are derived from customers in the United States of America.

Note 11  Going Concern

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $575,828 at December 31, 2001, net losses in 2001 of $164,935; cash used in operations in 2001 of $91,617, a working capital deficit of $102,629 at December 31, 2001 and needs additional cash to fund operations over the next year. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds, further implement its business plan, and generate revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management is in process of seeking additional financing. Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern.

Note 12  Restatement

Subsequent to the issuance of the Company's fiscal 2001 consolidated financial statements management became aware that those consolidated financial statements did not include $68,750 of accrued compensation expense pursuant to a July 16, 2001 employment agreement with the Company's chief executive officer. The inclusion of this item in the revised consolidated financial statements has the effect of increasing current liabilities by $68,750 and increasing net loss by $68,750. Net loss per share, basic and diluted did not change.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT ARE CURRENTLY DEEMED IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS DOCUMENT AND OTHER RISKS AND UNCERTAINTIES WHICH WE MAY FACE IN THE FUTURE WILL HAVE A GREATER IMPACT ON THOSE WHO PURCHASE OUR COMMON STOCK. THESE PURCHASERS WILL PURCHASE OUR COMMON STOCK AT THE MARKET PRICE OR AT A PRIVATELY NEGOTIATED PRICE AND WILL RUN THE RISK OF LOSING THEIR ENTIRE INVESTMENT.

                             SUN NETWORK GROUP, INC.


                        DISTRIBUTION OF 78,151,513 SHARES

                                 OF COMMON STOCK
                                 _______________

                                   PROSPECTUS
                                ________________


                               _____________, 2002


--------------------------------------------------------------------------------


                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______ 2002 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The FBCA provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

Our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 607.0850 of the FBCA and provides for indemnification of all persons whom we shall have the power to indemnify pursuant to Section 607.0850 of the FBCA.

The effect of the foregoing is to require us to the extent permitted by law to indemnify our officers and directors of for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:


SEC Registration fee                        $ 126.48

Printing and engraving                      1,000.00

Accounting fees and expenses                1,000.00

Attorney fees and expenses                 22,000.00

Transfer Agent fees and expenses              500.00

Misc.                                         500.00

Total                                     $25,126.48

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Some of the holders of the shares issued below may have subsequently transferred or disposed of their shares and the list does not purport to be a current listing of the Company's stockholders.

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

On March 28, 2002, the Company issued 183,088 shares of restricted stock to an individual investor at a purchase price of $.45 per share for cash proceeds of $82,390. The Company believes such issuance was exempt from registration pursuant to section 4 (2) of the Securities Act of 1933.

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholders on June 27, 2002 for the sale of (i) $750,000 in convertible debentures and (ii) a warrants to buy 750,000 shares of our common stock. The investors are obligated to provide us with the funds as follows:

o        $250,000 was disbursed on June 27, 2002;

o        $250,000 was be disbursed on August 8, 2002; and

o $250,000 will be disbursed within ten days of the effectiveness of this prospectus.

The debentures bear interest at 12%, mature on three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.15 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.15 per share.


ITEM 27. EXHIBITS

2.1 Subscription Agreement by and between Sun Network Group, Inc and Bengt Bjorsvik dated March 28, 2002.*

3.1 AGREEMENT AND PLAN OF MERGER dated July 16, 2001, attached as Exhibit 1 to 8-K/A filed by Company (Sun Express Group, Inc.) on July 31, 2001 and incorporated by reference at this point.

3.2 EMPLOYMENT AGREEMENT, attached as Exhibit 2 to 8-K/A filed by Company (Sun Express Group, Inc.) on July 31, 2001 and incorporated by reference at this point.

4.1 Option Agreement and Plan of Merger agreement by and between Sun Network Group, Inc and Live media Enterprises, Inc dated as of June 28, 2002.*

5.1      Opinion of Stephen J. Thomas, Esq.**

10.1 Securities Purchase Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW/New Millennium Offshore, Ltd, Pegasus Capital Partners, LLC and the Company.*

10.2     Form of Stock Purchase Warrant dated June 27, 2002.*

10.3     Form of Secured Convertible Debenture dated June 27, 2002.*

10.4     Security Agreement dated June 27, 2002.*

10.5 Form of Registration Rights Agreement dated June 27, 2002 between AJW Partners, LLC, New Millennium Capital Partners II, LLC Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and the Company.*

23.1     Consent of Salberg & Company. P.A.**

* Filed as an exhibit to the Company's Registration Statement on Form SB-2 dated July 30, 2002.

**  Filed herewith

ITEM 28. UNDERTAKINGS.

THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

(1) TO FILE, DURING ANY PERIOD IN WHICH OFFERS OR SALES ARE BEING MADE, A POST-EFFECTIVE AMENDMENT TO THIS REGISTRATION STATEMENT:

 (A) TO INCLUDE ANY PROSPECTUS REQUIRED BY SECTION 10(A)(3) OF SECURITIES ACT.

 (B) TO REFLECT IN THE PROSPECTUS ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT (OR THE MOST RECENT POST-EFFECTIVE AMENDMENT THEREOF) WHICH, INDIVIDUALLY OR IN THE AGGREGATE, REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. NOTWITHSTANDING THE FOREGOING, ANY INCREASE OR DECREASE IN VOLUME OF SECURITIES OFFERED (IF THE TOTAL DOLLAR VALUE OF SECURITIES OFFERED WOULD NOT EXCEED THAT WHICH WAS REGISTERED) AND ANY DEVIATION FROM THE LOW OR HIGH END OF THE ESTIMATED MAXIMUM OFFERING RANGE MAY BE REFLECTED IN THE FORM OF PROSPECTUS FILED WITH THE COMMISSION PURSUANT TO RULE 424(B) IF, IN THE AGGREGATE, THE CHANGES IN VOLUME AND PRICE REPRESENT NO MORE THAN 20% CHANGE IN THE MAXIMUM AGGREGATE OFFERING PRICE SET FORTH IN THE "CALCULATION OF REGISTRATION FEE" TABLE IN THE EFFECTIVE REGISTRATION STATEMENT; AND

 (C) TO INCLUDE ANY MATERIAL INFORMATION WITH RESPECT TO THE PLAN OF DISTRIBUTION NOT PREVIOUSLY DISCLOSED IN THE REGISTRATION STATEMENT OR ANY MATERIAL CHANGE TO SUCH INFORMATION IN THE REGISTRATION STATEMENT

(2) THAT, FOR THE PURPOSE OF DETERMINING ANY LIABILITY UNDER THE SECURITIES ACT, EACH SUCH POST-EFFECTIVE AMENDMENT SHALL BE DEEMED TO BE A NEW REGISTRATION STATEMENT RELATING TO THE SECURITIES OFFERED THEREIN, AND THE OFFERING OF SUCH SECURITIES AT THAT TIME SHALL BE DEEMED TO BE THE INITIAL BONA FIDE OFFERING THEREOF.

(3) TO REMOVE FROM REGISTRATION BY MEANS OF A POST-EFFECTIVE AMENDMENT ANY OF THE SECURITIES BEING REGISTERED WHICH REMAIN UNSOLD AT THE TERMINATION OF THE OFFERING.


(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.


(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES*

IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF LOS ANGELES STATE OF CALIFORNIA, ON NOVEMBER 8, 2002.


                                    SUN EXPRESS GROUP, INC.
                                    (REGISTRANT)

DATE: NOVEMBER 8, 2002              T. JOSEPH COLEMAN

                                    /S/ T. JOSEPH COLEMAN
                                    ---------------------------
                                    T. JOSEPH COLEMAN,
                                    PRESIDENT, DIRECTOR AND CEO

IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED:

                                    SUN EXPRESS GROUP, INC.
                                    (REGISTRANT)

DATE: NOVEMBER 8, 2002              T. JOSEPH COLEMAN

                                    /S/ T. JOSEPH COLEMAN
                                    ---------------------------
                                    T. JOSEPH COLEMAN,
                                    PRESIDENT, DIRECTOR AND CEO


DATE: NOVEMBER 8, 2002              WILLIAM H. COLEMAN

                                    /S/ WILLIAM H. COLEMAN
                                    ---------------------------
                                    WILLIAM H. COLEMAN,
                                    SECRETARY AND DIRECTOR